Exhibit 99.2

CAPITALSOURCE INC.
CAPITALSOURCE FINANCE LLC

Offer To Exchange
CapitalSource Inc.’s Senior Subordinated Convertible Debentures due 2034,
Guaranteed by
CapitalSource Finance LLC

For Any and All of
CapitalSource Inc.’s Senior Convertible Debentures due 2034,
Guaranteed by
CapitalSource Finance LLC

Pursuant to the Preliminary Prospectus Dated February 13, 2007

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

CapitalSource Inc. (the “Company”) is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the enclosed Preliminary Prospectus, dated February 13, 2007, (as such ay be amended or supplemented from time to time, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), its Senior Subordinated Convertible Debentures Due 2034, bearing interest at a rate of 1.625% per year until March 15, 2009, guaranteed on a senior subordinated basis by CapitalSource Finance LLC (the “New Notes”), for any and all of its outstanding Senior Convertible Debentures Due 2034, bearing interest at a rate of 1.25% per year until March 15, 2009, guaranteed on a senior unsecured basis by CapitalSource Finance LLC (CUSIP Nos. 14055X AA 0 and 14055X AB 8) (the “Old Notes”). The CUSIP number for the New Notes is 14055X AF 9.

In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Preliminary Prospectus dated February 13, 2007;

2.	A Letter of Transmittal for your use and for the information of your clients; and

3.	A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 15, 2007 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE COMPANY (IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED). THE OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal. Old Notes may also be tendered through instructions transmitted through the Automated Tender Offer Program of The Depository Trust Company.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CapitalSource Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

2